Exhibit 10.45

CHANGE ORDER FORM
Perimeter Fencing Scope Removal, East Meter Piping Scope Change, Additional Bathroom Facilities

PROJECT NAME: Sabine Pass LNG Stage 3 Liquefaction Facility OWNER: Sabine Pass Liquefaction, LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: May 4, 2015	CHANGE ORDER NUMBER: CO-00003 DATE OF CHANGE ORDER: November 18, 2015

The Agreement between the Parties listed above is changed as follows: (attach additional documentation if necessary)

1. Per Article 6.1.B of the Agreement, Parties agree Bechtel will remove 6,800 LF of perimeter fencing from its scope. This scope is depicted in Exhibit A of this Change Order.

2. Per Article 6.1.B of the Agreement, Parties agree a portion of the east-west pipe rack for the feed gas connection will be completed under the Stage 2 scope of work. This scope is depicted in Exhibit B of this Change Order.

3. Per Article 6.1.B of the Agreement, Parties agree Bechtel will pour two (2) slabs (without piles) and provide electrical and potable water service connections for two (2) restroom trailers in the Stage 3 area. The locations of these slabs are depicted in Exhibit C of this Change Order as slab 1 and slab 2. Specifically, the details include:

a.	Bechtel will provide 120 volt power and terminate in Junction Boxes in “unclassified” area near the pipe rack location. Electrical power will be routed in existing cable tray on an existing pipe rack.

b.	Each trailer will be provided with one source of 120V (20 amp) for lighting and HVAC per Ameri-Can Engineering.

c.	Bechtel will provide slabs without piles to support the toilet trailers for each of the locations. No soil improvement will be carried out.

d.	Water will be potable quality. Bechtel to provide potable water with RPZD (Reduced Pressure Zone Device).

e.	No winterization will be provided but each will have low point drains.

f.
Potable water line and electrical 110V cable will be terminated in an “unclassified” area near or adjacent to the Liquefaction pipe rack. SPL will provide the interconnection utilities from Bechtel’s tie-in location to each restroom trailer facility.

4. The cost breakdown for these scopes of work are detailed in Exhibit D of this Change Order.

5. Schedule C-1 (Milestone Payment Schedule) of Attachment E of the Agreement will be amended by including the milestone(s) listed in Exhibit E of this Change Order.

Adjustment to Contract Price

The original Contract Price was	$2,987,000,000
Net change by previously authorized Change Orders (00001-00002)	$(38,697,575)
The Contract Price prior to this Change Order was	$2,948,302,425
The Contract Price will be changed by this Change Order in the amount of	$(1,626,081)
The new Contract Price including this Change Order will be	$2,946,676,344

Adjustment to dates in Project Schedule
The following dates are modified (list all dates modified; insert N/A if no dates modified):

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary) N/A

Adjustment to Payment Schedule: Yes. See Exhibit E

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement:

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials: /s/ JJ Contractor /s/ EL Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Ed Lehotsky	/s/ JT Jackson
Owner	Contractor
Ed Lehotsky	JT Jackson
Name	Name
VP LNG Projects	Sr. Vice President
Title	Title
12/14/2015	11-19-15
Date of Signing	Date of Signing